Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS THIRD QUARTER 2021 RESULTS
–3Q 2021 Diluted EPS of $2.17
–3Q 2021 C&I adjusted diluted EPS of $2.37
–3Q 2021 C&I managed receivables of $19.1 billion
–3Q 2021 C&I net charge-off ratio of 3.52%
–Declared quarterly dividend of $0.70 per share
–Repurchased 2.4 million shares for $141 million in 3Q

New York, NY, October 20, 2021 - OneMain Holdings, Inc. (NYSE: OMF), the country’s largest near-prime installment lender with a mission of improving the financial well-being of hardworking Americans, today reported pretax income of $376 million and net income of $288 million for the third quarter of 2021, compared to $341 million and $250 million, respectively, in the prior year quarter. Earnings per diluted share were $2.17 in the third quarter of 2021, compared to $1.86 in the prior year quarter.

On October 20, 2021, OneMain declared a quarterly dividend of $0.70 per share payable on November 9, 2021, to record holders of the company's common stock as of the close of business on November 2, 2021. The company expects to maintain a minimum quarterly dividend of $0.70 per share going forward. Dividends above the minimum are evaluated by the Board of Directors every first and third quarters, consistent with prior quarters and the company's capital allocation strategy.

During the quarter, the Company repurchased approximately 2.4 million shares of common stock for $141 million, including a 1.7 million share block repurchase for $99 million, which was specifically authorized and completed as part of the July secondary offering.

“Our strategic initiatives and favorable economic conditions have put our company on the trajectory of meaningful expansion, resulting in strong year-to-date growth in receivables,” said Doug Shulman, Chairman and CEO of OneMain. “During the third quarter demand for our core lending products was strong, and we also initiated the roll-out of our BrightWay credit cards, which we expect will be the next driver of growth for our company. With our leading lending products, a credit card that reinforces credit-building behaviors, and a suite of financial wellness solutions under Trim, we continue to execute on our vision of being the lender of choice for near-prime consumers.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $421 million and adjusted net income of $316 million for the third quarter of 2021, compared to $393 million and $294 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $2.37 for the third quarter of 2021, compared to $2.19 in the prior year quarter.

Management runs the business based on C&I capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. C&I capital generation was $360 million for the third quarter of 2021, representing a 22% increase versus the prior year period.

Originations totaled $3.9 billion in the third quarter of 2021, up 34% from $2.9 billion in the prior year quarter. The percentage of secured originations was 49% in the third quarter of 2021, down from 53% in the prior year quarter.

Managed receivables, which include loans serviced for our whole loan sale partners, were $19.1 billion at September 30, 2021. Sales of finance receivables totaled $160 million in the quarter, and the recognized gain on sales, recorded in Other revenue, was $15 million. The Company continues to service these loans.

Ending net finance receivables reached $18.8 billion at September 30, 2021, up 6% from $17.8 billion at September 30, 2020.

Secured receivables were 51% of ending net finance receivables at September 30, 2021, down from 53% at September 30, 2020.

Average net finance receivables were $18.5 billion in the third quarter of 2021, up 5% from $17.7 billion in the prior year quarter.

Interest income in the third quarter of 2021 was $1.1 billion, up 2% compared to the prior year quarter, reflecting higher average net finance receivables, partially offset by the lower portfolio yield in the third quarter of 2021 compared to the prior year period.

Yield was 23.77% in the third quarter of 2021, down from 24.34% in the prior year quarter. The decrease generally reflected the impact of pricing and growth initiatives with higher credit quality receivables.

The provision for finance receivable losses was $224 million in the third quarter of 2021, down from $232 million in the prior year quarter, primarily driven by the decrease in net charge-offs due to improved credit performance aligning with governmental stimulus payments compared to the prior year period, partially offset by a build in our allowance for finance receivable losses due to the growth in our loan portfolio.

The 30-89 day delinquency ratio was 2.20% at September 30, 2021, up from 1.76% at June 30, 2021, and 1.95% at September 30, 2020.

The 90+ day delinquency ratio was 1.57% at September 30, 2021, up from 1.36% at June 30, 2021, and 1.49% at September 30, 2020.

The net charge-off ratio was 3.52% in the third quarter of 2021, down from 4.41% in the second quarter of 2021 and 5.20% in the prior year quarter.

Operating expense for the third quarter of 2021 was $338 million, up 12% from $302 million in the prior year quarter reflecting receivables growth and strategic investments in the business, including new products, compared to COVID-19 cost cutting measures in the prior year.

Funding and Liquidity

As of September 30, 2021, the Company had principal debt balances outstanding of $18.0 billion, 39% of which was secured. The Company had $821 million of cash and cash equivalents, which included $205 million of cash and cash equivalents held at their regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s potential borrowings of $7.3 billion of undrawn committed capacity under their 14 revolving conduit facilities and $11.0 billion of unencumbered gross finance receivables, provides a liquidity runway in excess of 24 months under numerous stress scenarios and assuming no access to the capital markets. This liquidity runway calculation contemplates all the cash needs of the Company.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes the expense associated with the cash-settled stock-based awards, direct costs associated with COVID-19, net loss resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, and restructuring charges. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use Consumer and Insurance pretax capital generation and Consumer and Insurance capital generation, non-GAAP financial measures, as a key performance measure of our segment. Consumer and insurance pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs during the period. Consumer and Insurance capital generation represents the after-tax effect of Consumer and Insurance pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our third quarter 2021 results and other general matters at 8:30 am Eastern Time on Thursday, October 21, 2021. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 888-632-3385 (U.S. domestic) or 785-424-1673 (international), and using conference ID 72058, or via a live audio webcast through the Investor Relations section of the OneMain Financial website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-839-8318 (U.S. domestic) or 402-220-6071, and using conference ID 72058, beginning approximately two hours after the event. An investor presentation will be available on the Investor Relations page of OneMain’s website at www.omf.com prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the country’s largest near-prime installment lender, with a mission of improving the financial well-being of hardworking Americans. With approximately 1,400 locations throughout 44 states, the Company is committed to helping people with their personal loan needs. OneMain and its team members are dedicated to the communities where they live and work.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks associated with COVID-19 and the measures taken in response thereto; the sufficiency of our allowance for credit losses; increased levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, pandemics or floods affecting our customers, collateral, or our facilities; disruptions in the operation of our information systems, or other events disrupting business or commerce; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks; our credit risk scoring models may be inadequate; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all our covenants; the effects of any downgrade of our debt ratings by credit rating agencies, and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, $ in millions, except per share amounts)	9/30/2021	6/30/2021	9/30/2020	9/30/2021		9/30/2020

Interest income	$1,113	$1,071	$1,089	$3,244		$3,273

Interest expense	(237)	(231)	(255)	(703)		(781)
Provision for finance receivable losses	(226)	(132)	(231)	(356)		(1,186)
Net interest income after provision for finance receivable losses	650	708	603	2,185		1,306

Other revenues:
Insurance	109	107	109	323		334
Investment	14	17	17	47		56
Net loss on repurchases and repayments of debt	(1)	(1)	(38)	(49)		(38)
Other (1)	33	27	13	75		38
Total other revenues	155	150	101	396		390

Other expenses:
Operating expenses	(384)	(347)	(320)	(1,070)		(993)
Insurance policy benefits and claims	(45)	(48)	(43)	(125)		(201)
Total other expenses	(429)	(395)	(363)	(1,195)		(1,194)
Income before income taxes	376	463	341	1,386		502
Income taxes	(88)	(113)	(91)	(335)		(131)
Net income	$288	$350	$250	$1,051		$371

Weighted average number of diluted shares	132.9	134.6	134.5	134.1		135.0
Diluted EPS	$2.17	$2.60	$1.86	$7.84		$2.75
Book value per basic share	$23.74	$26.42	$23.25	$23.74		$23.25
Return on assets	5.1%	6.5%	4.5%	6.4%		2.2%

Provision for finance receivable losses	$226	$132	$231	356		1,186
Less: Net charge-offs	(165)	(194)	(231)	(564)		(809)
Change in allowance for finance receivable losses	$61	$(62)	$—	$(208)		$377

Net finance receivables	18,843	18,163	17,817	18,843		17,817
Finance receivables serviced for our whole loan sale partners (2)	283	149	—	283		—
Managed receivables	$19,126	$18,312	$17,817	$19,126	0	$17,817

Average net receivables	18,545	17,717	17,740	18,029		18,010
Average receivables serviced for our whole loan sale partners (2)	211	114	—	115		—
Average managed receivables	$18,756	$17,831	$17,740	$18,144	0	$18,010

Note:	Year-to-Date may not sum due to rounding.
(1)	2Q21, 3Q20, YTD 3Q21, and YTD 3Q20 include the fair value impairment of the remaining loans in finance receivables held for sale.
(2)	Receivables serviced for our whole loan sale partners reflect the unpaid principal balance and the accrued interest of loans sold as part of our Whole Loan Sale program.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2021	6/30/2021	9/30/2020

Assets
Cash and cash equivalents	821	$1,787	$1,944
Investment securities	1,963	1,969	1,882
Net finance receivables	18,843	18,163	17,817
Unearned insurance premium and claim reserves	(750)	(728)	(778)
Allowance for finance receivable losses	(2,061)	(2,000)	(2,324)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	16,032	15,435	14,715
Restricted cash and restricted cash equivalents	459	507	497
Goodwill	1,437	1,437	1,422
Other intangible assets	278	287	315
Other assets	973	955	1,082
Total assets	$21,963	$22,377	$21,857

Liabilities and Shareholders’ Equity
Long-term debt	$17,661	$17,605	$17,531
Insurance claims and policyholder liabilities	616	617	620
Deferred and accrued taxes	9	10	55
Other liabilities	556	608	528
Total liabilities	18,842	18,840	18,734

Common stock	1	1	1
Additional paid-in capital	1,665	1,661	1,651
Accumulated other comprehensive income (loss)	77	85	79
Retained earnings	1,554	1,825	1,392
Treasury stock	(176)	(35)	—
Total shareholders’ equity	3,121	3,537	3,123
Total liabilities and shareholders’ equity	$21,963	$22,377	$21,857

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of or Quarter-to-Date

(unaudited, $ in millions)	9/30/2021	6/30/2021	9/30/2020

Non-TDR Net Finance Receivables	$18,187	$17,483	$17,116
TDR Net Finance Receivables	656	680	701
Net Finance Receivables	$18,843	$18,163	$17,817

Average Net Receivables	$18,545	$17,717	$17,740
Average Daily Debt Balances	17,680	16,860	17,546
Origination Volume	3,870	3,835	2,887

Non-TDR Allowance	$1,780	$1,695	$2,003
TDR Allowance	281	305	321
Allowance	$2,061	$2,000	$2,324

Non-TDR Allowance Ratio	9.79%	9.69%	11.70%
TDR Allowance Ratio	42.87%	44.86%	45.85%
Allowance Ratio	10.94%	11.01%	13.05%

Gross Charge-Offs	$223	$252	$274
Recoveries	(58)	(58)	(43)
Net Charge-Offs	$165	$194	$231

Gross Charge-Off Ratio	4.76%	5.70%	6.14%
Recovery Ratio	(1.24%)	(1.29%)	(0.95%)
Net Charge-Off Ratio	3.52%	4.40%	5.19%

30-89 Delinquency	$415	$319	$346
30+ Delinquency	710	566	612
60+ Delinquency	452	365	397
90+ Delinquency	295	247	266

30-89 Delinquency Ratio	2.20%	1.76%	1.95%
30+ Delinquency Ratio	3.77%	3.12%	3.44%
60+ Delinquency Ratio	2.40%	2.01%	2.23%
90+ Delinquency Ratio	1.57%	1.36%	1.49%

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off and recovery ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2021		6/30/2021		9/30/2020

Liquidity
Cash and cash equivalents	$821		$1,787		$1,944
Cash and cash equivalents unavailable for general corporate purposes	205		158		233
Unencumbered gross finance receivables	10,964		9,732		8,345
Undrawn conduit facilities	7,300		7,300		7,200

Long-term debt	$17,661		$17,605		$17,531
Less: Junior subordinated debt	(172)		(172)		(172)
Adjusted Debt	$17,489		$17,433		$17,359
Less: Available cash and cash equivalents	(616)		(1,629)		(1,711)
Net Adjusted Debt	$16,873		$15,804		$15,648

Total Shareholders' Equity	$3,121		$3,537		$3,123
Less: Goodwill	(1,437)		(1,437)		(1,422)
Less: Other intangible assets	(278)		(287)		(315)
Plus: Junior subordinated debt	172		172		172
Adjusted Tangible Common Equity	$1,578		$1,985		$1,558
Plus: Allowance for finance receivable losses, net of tax (1)	1,546		1,500		1,742
Adjusted Capital	$3,124		$3,485		$3,300

Net Leverage (Net Adjusted Debt to Adjusted Capital)	5.4	x	4.5	x	4.7	x

(1)	Income taxes assume a 25% tax rate for 2021 and 2020.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020

Revenue (1)	26.2%	26.6%	25.7%	26.1%	25.7%
Net Charge-Off	(3.5%)	(4.4%)	(5.2%)	(4.2%)	(6.0%)
Risk Adjusted Margin	22.7%	22.2%	20.5%	21.9%	19.7%
Operating Expenses	(8.2%)	(7.9%)	(7.2%)	(7.9%)	(7.4%)
Unlevered Return on Receivables	14.4%	14.3%	13.4%	13.9%	12.3%
Interest Expense	(5.1%)	(5.2%)	(5.7%)	(5.2%)	(5.8%)
Change in Allowance	(1.3%)	1.4%	—%	1.5%	(2.8%)
Income Tax Expense (2)	(1.9%)	(2.6%)	(2.1%)	(2.5%)	(1.0%)
Return on Receivables	6.2%	7.9%	5.6%	7.8%	2.7%

Operating Expenses	(384)	(347)	(320)	(1,070)	(993)
Average Managed Receivables (3)	18,756	17,831	17,740	18,144	18,010
Operating Expense % of Average Managed Receivables	(8.1%)	(7.8%)	(7.2%)	(7.9%)	(7.4%)

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Average managed receivables include average net receivables and average receivables serviced for our whole loan sale partners.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020

Consumer & Insurance	$388	$474	$351	$1,429	$530
Other	(1)	(2)	(2)	(6)	(5)
Segment to GAAP Adjustment	(11)	(9)	(8)	(37)	(23)
Income Before Income Taxes - GAAP basis	$376	$463	$341	$1,386	$502

Pretax Income - Segment Accounting Basis	$388	$474	$351	$1,429	$530
Cash-settled stock-based awards	31	—	—	31	—
Direct costs associated with COVID-19	1	2	4	5	13
Acquisition-related transaction and integration expenses	—	—	2	—	10
Net loss on repurchases and repayments of debt (1)	1	1	35	40	35
Restructuring Charges	—	—	1	—	7
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$421	$477	$393	$1,505	$595

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	9/30/2021	6/30/2021	9/30/2020

Consumer & Insurance	$18,847	$18,168	$17,826
Segment to GAAP Adjustment	(4)	(5)	(9)
Net Finance Receivables - GAAP basis	$18,843	$18,163	$17,817

Consumer & Insurance	$2,070	$2,011	$2,342
Segment to GAAP Adjustment	(9)	(11)	(18)
Allowance for Finance Receivable Losses - GAAP basis	$2,061	$2,000	$2,324

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date				Year-to-Date

(unaudited, in millions, except per share amounts)	9/30/2021		6/30/2021	9/30/2020	9/30/2021	9/30/2020

Interest income	$1,111		$1,069	$1,086	$3,237	$3,260

Interest expense	(235)		(230)	(250)	(698)	(765)
Provision for finance receivable losses	(224)		(130)	(232)	(351)	(1,184)
Net interest income after provision for finance receivable losses	652	—	709	604	2,188	1,311

Insurance	109		107	109	323	334
Investment	14		17	17	47	56
Other	29		24	8	65	25
Total other revenues	152		148	134	435	415

Operating expenses	(338)		(332)	(302)	(993)	(930)
Insurance policy benefits and claims	(45)		(48)	(43)	(125)	(201)
Total other expenses	(383)		(380)	(345)	(1,118)	(1,131)

Adjusted pretax income (non-GAAP)	421		477	393	1,505	595

Income taxes (1)	(105)		(119)	(99)	(376)	(149)

Adjusted net income (non-GAAP)	$316		$358	$294	$1,129	$446

Weighted average number of diluted shares	132.9		134.6	134.5	134.1	135.0
C&I adjusted diluted EPS (2)	$2.37		$2.66	$2.19	$8.42	$3.31

Net finance receivables	18,847		18,168	17,826	18,847	17,826
Finance receivables serviced for our whole loan sale partners (3)	283		149	—	283	—
Managed receivables	$19,130		$18,317	$17,826	$19,130	$17,826

Average net receivables	18,549		17,722	17,740	18,034	18,023
Average receivables serviced for our whole loan sale partners (3)	211		114	—	115	—
Average managed receivables	$18,760		$17,836	$17,740	$18,149	$18,023

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate for 2021 and 2020.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.
(3)	Receivables serviced for our whole loan sale partners reflect the unpaid principal balance and the accrued interest of loans sold as part of our Whole Loan Sale program.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020

Revenue (1)	26.1%	26.4%	26.4%	26.3%	25.8%
Net Charge-Off	(3.5%)	(4.4%)	(5.2%)	(4.2%)	(6.0%)
Risk Adjusted Margin	22.6%	22.0%	21.2%	22.1%	19.8%
Operating Expenses	(7.2%)	(7.5%)	(6.8%)	(7.4%)	(6.9%)
Unlevered Return on Receivables	15.3%	14.5%	14.4%	14.7%	12.9%
Interest Expense	(5.0%)	(5.2%)	(5.6%)	(5.2%)	(5.7%)
Change in Allowance	(1.3%)	1.5%	—%	1.6%	(2.8%)
Income Tax Expense (2)	(2.3%)	(2.7%)	2.2%	(2.8%)	(1.1%)
Return on Receivables	6.8%	8.1%	6.6%	8.4%	3.3%

Operating Expenses	(338)	(332)	(302)	(993)	(930)
Average Managed Receivables (3)	18,760	17,836	17,740	18,149	18,023
Operating Expense % of Average Managed Receivables	(7.2%)	(7.5%)	(6.8%)	(7.3%)	(6.9%)

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Average managed receivables include average net receivables and average receivables serviced for our whole loan sale partners.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CAPITAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions)	9/30/2021	6/30/2021	9/30/2020	9/30/2021	9/30/2020

Provision for finance receivable losses	$224	$130	$232	$351	$1,184
Less: Net charge-offs	(165)	(194)	(232)	(564)	(810)
Change in C&I allowance for finance receivable losses (non-GAAP)	59	(64)	—	(213)	374

Adjusted pretax income (non-GAAP)	421	477	393	1,505	595
Pretax capital generation (non-GAAP)	480	413	393	1,292	969

Capital generation, net of tax(1) (non-GAAP)	$360	$310	$294	$969	$727

Beginning Adjusted Capital	$3,485	$3,308	$3,339	$3,587	$3,367

Capital Generation, net of tax(1) (non-GAAP)	360	310	294	969	727

Less: Common Stock Repurchased	(141)	(35)	—	(176)	(45)
Less: Cash Dividends	(559)	(95)	(315)	(1,188)	(747)
Capital Returns	(700)	(130)	(315)	(1,364)	(792)

Less: Adjustments to C&I, net of tax (1), (2)	(25)	(5)	(43)	(71)	(72)
Less: Change in the Assumed Tax Rate (1)	—	—	—	—	(8)
Less: Withholding Tax on Share-based Compensation	—	—	—	(6)	(6)
Less: Adjusted Other Net Loss, net of tax (1) (non-GAAP)	(1)	(1)	(1)	(3)	(3)
Plus: Other Comprehensive Income (Loss)	(8)	5	14	(17)	35
Plus: Purchased Credit Deteriorated Finance Receivables Gross-up, net of tax (1), (3)	—	—	—	—	11
Plus: Other Intangibles Amortization	9	9	9	28	28
Plus: Trim Acquisition	—	(15)	—	(15)	—
Plus: Share-based Compensation Expense, net of forfeitures	4	4	3	16	13
Other	(21)	(3)	(18)	(68)	(2)

Ending Adjusted Capital	$3,124	$3,485	$3,300	$3,124	$3,300

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate for 2021 and 2020.
(2)	Includes the effects of purchase accounting adjustments excluding loan loss reserves.
(3)
As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	As of or Quarter-to-Date

(unaudited, $ in millions)	9/30/2021	6/30/2021	9/30/2020

Non-TDR Net Finance Receivables	$18,166	$17,460	$17,083
TDR Net Finance Receivables	681	708	743
Net Finance Receivables (1)	$18,847	$18,168	$17,826

Average Net Receivables	$18,549	$17,722	$17,750
Origination Volume	3,870	3,385	2,887

Non-TDR Allowance	$1,778	$1,693	$1,998
TDR Allowance	292	318	344
Allowance (1)	$2,070	$2,011	$2,342

Non-TDR Allowance Ratio	9.79%	9.69%	11.70%
TDR Allowance Ratio	42.87%	44.93%	46.33%
Allowance Ratio	10.98%	11.07%	13.14%

Gross Charge-Offs	$223	$252	$274
Recoveries	(58)	(58)	(42)
Net Charge-Offs	$165	$194	$232

Gross Charge-Off Ratio	4.77%	5.70%	6.15%
Recovery Ratio	(1.24%)	(1.29%)	(0.95%)
Net Charge-Off Ratio	3.52%	4.41%	5.20%

30-89 Delinquency	$415	$320	$348
30+ Delinquency	710	567	614
60+ Delinquency	452	365	398
90+ Delinquency	295	247	266

30-89 Delinquency Ratio	2.20%	1.76%	1.95%
30+ Delinquency Ratio	3.77%	3.12%	3.44%
60+ Delinquency Ratio	2.40%	2.01%	2.23%
90+ Delinquency Ratio	1.57%	1.36%	1.49%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. Charge-off and recovery ratios are calculated as a percentage of C&I average net finance receivables. Numbers may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.